QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on May 19, 2011.

Registration no. 333-173766

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to

Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

YANDEX N.V.
(Exact Name of Registrant as Specified in Its Charter)

N/A
(Translation of Registrant's Name into English)

The Netherlands (State or Other Jurisdiction of Incorporation or Organization)	7370 (Primary Standard Industrial Classification Code Number)	Not applicable (I.R.S. Employer Identification Number)

Laan Copes van Cattenburch 52
The Hague, the Netherlands, 2585 GB; Tel: +31-70-3454700
(Address, Including ZIP Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Yandex Inc.
299 S. California Ave, Suite 200
Palo Alto, CA 94306, USA; Tel: 1-650-838-0880
(Name, Address, Including ZIP Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Trisha Johnson, Esq. Timothy J. Corbett, Esq. WilmerHale 10 Noble Street London EC2V 7QJ United Kingdom +44 20 7645 2400	Nigel D. J. Wilson, Esq. Davis Polk & Wardwell LLP 99 Gresham Street London EC2V 7NG United Kingdom +44 20 7418 1300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment is being filed solely to include Exhibit 1.1 to the Registration Statement (Registration No. 333-173766). No other changes have been made to the Registration Statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement.

1

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of directors and officers.

        Although Dutch law does not expressly provide for the indemnification of officers and directors, the concept of indemnification of directors of a company for liabilities arising from their actions as members of the board is, in principle, accepted in the Netherlands. Our articles of association provide for indemnification of executive and non-executive directors and senior management by the company to the fullest extent permitted by Dutch law against liabilities, expenses and amounts paid in settlement relating to claims, actions, suits or proceedings to which a director or member of senior management becomes a party as a result of his or her position.

        Reference is made to Section 11 of the form of Underwriting Agreement filed as Exhibit 1.1 to the registration statement, which sets forth the registrant's and the underwriters' respective agreement to indemnify each other and to provide contribution in circumstances where indemnification is unavailable.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.    Recent sales of unregistered securities

        Set forth below is information regarding option awards and unrestricted and restricted share issuances made by us within the past three years. Also included is the consideration, if any, received by us for such option awards and shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

  Option awards

        The table below summarizes all the option awards we have made since January 1, 2008 pursuant to our Amended and Restated 2007 Share Option Plan. The grant of the option awards and the issuance of ordinary shares upon the exercise of options described in the table below were or will be made pursuant to Regulation S under the Securities Act ("Regulation S") or pursuant to written compensatory plans or arrangements with our employees and directors in reliance on the exemption provided by Rule 701 promulgated under Section 3(b) of the Securities Act ("Rule 701"). All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Date of Grant	Number of Shares underlying Share Options	Current Exercise Per Share
January 1, 2008	490,000	$2.74
February 1, 2008	1,792,000	$3.40
November 6, 2008	7,000	$4.68	(1)
November 24, 2008	224,000	$3.51	(1)
March 31, 2009	1,204,400	$3.43
July 29, 2009	130,000	$3.43
August 3, 2009	28,000	$3.43
August 6, 2009	91,000	$3.43
November 30, 2009	1,646,000	$3.51
June 1, 2010	1,965,000	$4.16
August 1, 2010	112,000	$4.16
November 3, 2010	2,451,000	$8.77
January 11, 2011	60,000	$8.77

(1)
The exercise price of both sets of option awards granted in November 2008 was originally set at $4.68 per share. The November 24, 2008 option awards were later re-priced to $3.51 per share. The November 6, 2008 option award would also have been re-priced to $3.51 per share but, by the time of the re-pricing, the holder of the only option award granted on November 6, 2008 had terminated her employment with us. As a result, she forfeited her option award making a re-pricing unnecessary.

        In addition to the option awards made pursuant to our Amended and Restated 2007 Share Option Plan, on May 15, 2009, we granted option awards to purchase an aggregate of 378,000 Class A shares to employees of Mediaselling LLC who became our employees upon our acquisition of Mediaselling. The exercise price for these option awards is €0.01 per share and the options vest both on the achievement of specified performance objectives and over time. These option awards were made outside the U.S. pursuant to Regulation S.

  Share issuances

        In October 2008, as part of a share reorganization which had the effect of a 28-for-one share split of our ordinary shares, we issued 3,014,426,205 ordinary shares to our existing shareholders on a pro rata basis. This issuance was made outside the U.S. pursuant to Regulation S or to U.S. persons pursuant to Section 4(2) of the Securities Act.

        In December 2008, we issued an aggregate of 115,948 Class A shares to certain of our employees upon the exercise of option awards, an aggregate of 77,000 of which were issued for $2.16 per share and an aggregate of 38,948 of which were issued at $2.74 per share. This issuance was made outside the U.S. pursuant to Regulation S.

        In August 2009, we issued an aggregate of 1,075,000 Class A shares to certain of our employees upon the exercise of their option awards, an aggregate of 957,000 of which were issued at $0.83 per share; an aggregate of 44,500 of which were issued at $2.16 per share; and an aggregate of 73,500 of which were issued at $2.74 per share. This issuance was made outside the U.S. pursuant to Regulation S.

        In September 2009, we issued one priority share to Sberbank at its nominal value of €1.00. This issuance was made outside the U.S. pursuant to Regulation S.

        In May 2010, we issued 7,500 Class A shares to an employee upon the exercise of his share options for $3.43 per share. This issuance was made pursuant to Rule 701.

  Restricted share issuances

        In June and July 2008, we issued an aggregate of 87,696 restricted ordinary shares at their nominal value per share to founders of MoiKrug who later became our employees upon our acquisition of MoiKrug. The issuances of these restricted shares were made outside the U.S. pursuant to Regulation S.

        In February and September 2009, we issued an aggregate of 112,000 restricted Class B shares at their nominal value per share to shareholders of Smilink LLC upon our acquisition of Smilink. The issuances of these restricted shares were made outside the U.S. pursuant to Regulation S.

Item 8.    Exhibits and financial statement schedules

(a)
The Exhibit Index is hereby incorporated herein by reference.

(b)
Financial Statement Schedules.

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9.    Undertakings

(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 3 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on May 19, 2011.

YANDEX N.V.
By:	/s/ ARKADY VOLOZH
Name: Arkady Volozh Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ ARKADY VOLOZH Arkady Volozh	Executive Director and Chief Executive Officer	May 19, 2011
* Ilya Segalovich	Executive Director and Chief Technology Officer	May 19, 2011
* Alfred Fenaughty	Chairman and Non-Executive Director	May 19, 2011
* Ben Cole	Chairman Emeritus and Non-Executive Director	May 19, 2011
* John Boynton	Non-Executive Director	May 19, 2011
* Esther Dyson	Non-Executive Director	May 19, 2011
* Elena Ivashentseva	Non-Executive Director	May 19, 2011

Signatures	Title	Date

* Alexander Voloshin	Non-Executive Director	May 19, 2011
* Alexander Shulgin	Chief Financial Officer	May 19, 2011
/s/ JOHN DOWDY John Dowdy	Chief Accounting Officer	May 19, 2011

*By:	/s/ ARKADY VOLOZH
Arkady Volozh Attorney-in-fact

YANDEX INC.	Authorized Representative in the United States

By:	/s/ JOHN DOWDY	May 19, 2011
Name: John Dowdy Title: Secretary

 EXHIBIT INDEX

Exhibit No.		Description
1.1	†	Form of Underwriting Agreement
3.1		Articles of Association of the Registrant as in effect prior to this offering
3.2		Amended Articles of Association of the Registrant to be effective upon the closing of this offering
5.1		Opinion of Van Doorne N.V.
8.1		Tax Opinion of WilmerHale
8.2		Tax Opinion of Van Doorne N.V. (included in Exhibit 5.1)
10.1		Amended and Restated Shareholders Agreement among certain shareholders of the Registrant, to be effective upon the closing of this offering
10.2		Amended and Restated Registration Rights Agreement dated as of October 14, 2008 among the Registrant and certain of its shareholders
10.2.1		Amendment No. 1 to Amended and Restated Registration Rights Agreement among the Registrant and certain of its shareholders, to be effective upon the closing of this offering
10.3		Lease Agreement dated as of December 25, 2008 in respect of the Registrant's Moscow headquarters facilities (English translation)
10.4		Subscription Agreement between the Registrant and Sberbank dated as of September 7, 2009
10.5		Financial Advisory Agreement between the Registrant and Sberbank dated as of May 5, 2011
21.1		Subsidiaries of the Registrant
23.1		Consent of ZAO Deloitte & Touche CIS, Independent Registered Public Accounting Firm
23.2		Form of Consent of Van Doorne N.V. (included in Exhibit 5.1)
23.3		Consent of Laseta Partners
23.4		Consent of the Public Opinion Foundation of Russia (FOM)
24.1		Powers of Attorney (included on signature page)
99.1		Consent of Charles Ryan to be named as a director of the Registrant

†
Filed herewith

QuickLinks

EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 6. Indemnification of directors and officers.
  Item 7. Recent sales of unregistered securities
  Item 8. Exhibits and financial statement schedules
  Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX